Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of June 18, 2012 between GT Advanced Technologies Inc., a Delaware corporation (the “Company”), and Dan Squiller (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Employment.  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date of this Agreement and ending as provided in Section 4 hereof (the “Employment Period”).

2.                                      Position and Duties.

(a)                                 During the Employment Period, Executive shall serve as the Vice President and Chief Operating Officer of the Company and shall have the normal duties, responsibilities, functions and authority of the Vice President and Chief Operating Officer.  During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Company’s board of directors (the “Board”) may from time to time direct.

(b)                                 During the Employment Period, Executive shall report to the President and Chief Executive Officer and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries.  Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all material respects.  In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and the President and Chief Executive Officer and shall support and cooperate with the Company’s and its Subsidiaries’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board.  So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the President and Chief Executive Officer, accept other employment or perform other services for compensation.  During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the President and Chief Executive Officer; provided that Executive may serve as a director of an officer or director of or otherwise participate in solely educational, welfare, social, religious, sporting club and civic organizations so long as such activities do not interfere with Executive’s employment with the Company and its Subsidiaries.

(c)                                  For a period of time mutually agreeable to the Executive and the President and Chief Executive Officer, the Executive will work at the Company’s offices in Nashua, New Hampshire (or another location in the United States mutually agreeable to the Executive and the President and Chief Executive Officer).  After this initial period, the Executive acknowledges and agrees that the Executive will be headquartered in Hong Kong, China for a period of approximately three years.

(d)                                 For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

3.                                      Compensation and Benefits.

(a)                                 During the Employment Period, Executive’s base salary shall be $500,000 per annum or such higher rate as the Compensation Committee of the Board (the “Compensation Committee”) may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in proportionate, bi-weekly installments and in accordance with the Company’s general payroll practices in effect from time to time.  For any partial years of employment during the Employment Period, the Base Salary shall be pro rated on an annualized basis.  In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs (other than bonuses and other incentive programs, except as otherwise (i) provided herein or (ii) determined by the Board) for which senior executive employees of the Company and its Subsidiaries are generally eligible, and Executive shall be entitled to four (4) weeks of paid vacation and paid leave for illness each calendar year in accordance with the Company’s policies.

(b)                                 In addition to the Base Salary:

(i)                                     During the Employment Period, Executive shall be entitled to participate in the 162(m) Executive Bonus Program of the Company (the “Bonus Plan”), pursuant to the terms thereof, for the 9-month transition period ending December 31, 2012 (the “Transition Period”), under which Executive may be eligible to receive a bonus based upon the achievement of such performance targets and other conditions as stated in the Bonus Plan.  Executive’s “Participation Date” under the Bonus Plan shall be the date hereof.  Notwithstanding the foregoing or anything to the contrary contained in the Bonus Plan, Executive shall be entitled to a minimum cash bonus under the Bonus Plan with respect to the Transition Period in an amount equal to $250,000/365 multiplied by the number of days during Transition Period which Executive was continuously employed by the Company, so long as Executive is employed on the last day of the Transition Period.  Such cash bonus shall be payable to Executive on the same date that bonus payments are made senior executive employees under the Bonus Plan.  The Bonus Plan, if any, for future years shall be determined by the Compensation Committee of the Board of Directors.  While the Company does not guarantee the existence or the terms and conditions of any incentive plan in future years, participation in any such plans, if any, shall be extended to Executive to an extent commensurate with Executive’s position.

(c)                                  Pursuant the Company’s 2011 Equity Incentive Plan (the “Plan”), Executive will receive a restricted stock units (“RSUs”).  The number of shares of Company common stock underlying the RSUs shall be $4,000,000 divided by the closing price of the Company’s stock on the date of grant.  The terms of the RSUs shall be set forth in the form of Restricted Stock Unit Agreement and shall be subject to the Plan, each as attached hereto as Exhibits A-1 and A-2 respectively.

(d)                                 The Company shall also pay Executive upon the date of execution of this Agreement the sum of $200,000 as a one-time sign on bonus award.

(e)                                  During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(f)                                   All amounts payable to Executive hereunder shall be subject to all required and customary withholding by the Company and its Subsidiaries.

4.                                      Termination.

(a)                                 The Employment Period shall begin on the date of this Agreement and continue until the Employment Period is terminated by (i) Executive’s resignation (with or without Good Reason, as defined below) or death or Disability (as defined below) as provided herein or (ii) the Company at any time prior to such date with or without Cause (as defined below).  Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive; provided that, the Company shall provide at least thirty (30) days advanced notice to Executive in the event the Company terminates Executive’s employment without Cause.  Executive shall provide at least thirty (30) days advanced written notice of Executive’s resignation of employment, with or without Good Reason (as defined below), to the President and Chief Executive Officer.  For the avoidance of doubt, subject to the terms and provisions of this Agreement, including this Section 4, the Employment Period may be terminated by either the Company or Executive at any time.

(b)                                 If the Employment Period is terminated by the Company without Cause, or as a result of Executive’s resignation with Good Reason, Executive shall be entitled to:

(i)                                     continue to receive his Base Salary (paid in accordance with the Company’s general payroll practices in effect on the termination date) as special severance payments from the date of termination for a period of twelve (12) months thereafter (the “Severance Period”);

(ii)                                  to the extent permitted by the applicable benefit plans, continued participation during the Severance Period in health and dental insurance plans sponsored by the Company on terms and conditions in effect at the time of such termination (including cost sharing, if applicable) substantially similar to those applicable to employees of the Company generally;

provided, however, Executive shall be entitled to the payments and benefits described in clauses (b)(i) and (b)(ii) of this Section 4 if and only if Executive has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit B attached hereto, and the General Release has become effective and no longer subject to revocation no later than 60 days following the termination of the Employment Period and not then been breached (the “Initial Severance Conditions”), and only so long as Executive has not revoked or breached the provisions of the General Release.  Any amounts payable or benefits to be provided pursuant to this Section 4(b) shall not be paid or provided until the first scheduled payment date following the satisfaction of the Initial Severance Conditions (with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required); provided, however, any such amounts that constitute “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”) shall not be paid or provided until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A and if such payments or benefits are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required; provided, further, that if Executive is a “specified employee” within the meaning of Section 409A, any amounts payable to Executive under this Section 4(b) during the first six months and one day following the date of termination pursuant to this Section 4(b) that constitute nonqualified deferred compensation within the meaning of Section 409A shall not be paid or provided until the date six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled to during the period following the date of termination if such deferral had not been required.  Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.  Following the execution and delivery by Executive of the General Release substantially in form and substance as set forth in Exhibit B attached hereto, the Company agrees not to disparage Executive; provided, however, the Company shall be permitted to pursue any and all legal remedies against Executive to the extent the Company reasonably believes that Executive failed to comply with the law, this Agreement, the Company’s Code of Conduct, the Company’s employee handbook or other policies applicable to its employees.

(c)                                  If the Employment Period is (i) terminated by the Company for Cause or (ii) terminated by the Executive without Good Reason (as defined below), Executive shall only be entitled to receive his Base Salary and benefits through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.  The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.  If this Agreement is terminated due to the Executive’s death or Disability, Executive shall only be entitled to receive (a) his Base Salary through the date of termination, (b) any benefits the Executive’s eligible family members are entitled to under COBRA, and (c) at the sole discretion of the Board, a pro-rata portion (based on the number of days Executive was employed during the fiscal year in which the death or disability occurred) of any annual target bonus (other than under the Bonus Plan) Executive would have been entitled to for such fiscal year, had the Employment Period not been terminated during such year, payable at the time Executive would have been entitled to receive such bonus had the Employment Period not been terminated.  The Board shall retain full discretionary authority to determine whether any such bonus is paid, and the size thereof, pursuant to this Section 4(c) in effect based upon the Company’s performance as well as Executive’s contribution toward business objectives as demonstrated by the achievement of functional/individual goals.

(d)                                 Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).  Except as provided in Section 20(d), the Company may offset any amounts Executive owes it, to the extent agreed by the Company and Executive or determined pursuant to the arbitration as set forth in Section 17 or by a final order of a court of competent jurisdiction, against any amounts the Company owes Executive hereunder.

(e)                                  Effective upon the termination of the Employment Period for any reason, including termination by the Company with or without Cause or Executive’s resignation with or without Good Reason, Executive shall resign from all director, officer and other fiduciary positions Executive may then hold with the Company and its Subsidiaries and shall deliver to the Board a resignation letter to such effect on the date of such termination.

(f)                                   For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following:  (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) repeatedly reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs in the workplace or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or substantial economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board or the President and Chief Executive Officer which is not cured to the Company’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive, (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, (vi) any breach of the Proprietary Rights and Confidentiality Agreement, dated as of the date hereof, between the Executive and GTAT Corp., or any material breach of this Agreement or any other agreement between the Company and Executive, or (vii) any other material breach of this Agreement which is not cured to the Company’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive.

(g)                                  For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries for a period of ninety (90) consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by an independent medical doctor chosen by the President and Chief Executive Officer and reasonably acceptable to Executive or his personal representative.  Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).

(h)                                 For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with the Company and its Subsidiaries prior to the end of the Employment Period as a result of the occurrence of one or more of the following events:  (i) the Company reduces the amount of the Base Salary (other than as a result of a general across-the-board salary reduction applicable to all senior executives of the Company) or elects to eliminate the Bonus Plan without permitting Executive to participate in an annual incentive bonus plan in place of the Bonus Plan which offers a potential bonus payment comparable to that earnable at 100% of plan target by Executive under the Bonus Plan, or (ii) the Company changes Executive’s title and reduces his responsibilities or authority in a manner materially inconsistent with that of the position of Vice President and Chief Operating Officer; provided that in order for Executive’s resignation for Good Reason to be effective hereunder, Executive must provide written notice to the Company stating Executive’s intent to resign for Good Reason and the grounds therefor within thirty (30) days after such grounds exist and grant the Company thirty (30) days from receipt of such notice to remedy or otherwise remove the grounds supporting Executive’s resignation for Good Reason.

5.                                      Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

6.                                      Survival.  The rights and obligations of the parties under this Agreement shall survive as provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions following the termination of Executive’s employment with the Company, regardless of the manner of or reasons for such termination.

7.                                      Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties hereto at the following addresses or facsimile numbers:

Notices to Executive:

Dan Squiller
6686 Merwell St.
San Diego, CA 92122

Notices to the Company:

GT Advanced Technologies Inc.
20 Trafalgar Square
Nashua, NH 03063
Facsimile:  (603) 598-0430
Attn:   General Counsel

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 7 or by facsimile transmission to the facsimile number as provided for in this Section 7, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time or on a day other than a Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close (a “Business Day”), then on the next proceeding Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 7, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (c) if delivered by overnight courier to the address as provided for in this Section 7, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 7.  Any party hereto from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

8.                                      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.                                      Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

10.                               No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

11.                               Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.                               Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

13.                               Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Hampshire or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Hampshire.  In furtherance of the foregoing, the internal law of the State of New Hampshire shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

14.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

15.                               Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

16.                               Indemnification and Reimbursement of Payments on Behalf of Executive.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).  In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

17.                               Arbitration.  Each party hereto agrees that the arbitration procedure set forth in Exhibit C hereto shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company and its Subsidiaries (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of adoption of this Agreement.  Except as set forth in Exhibit C hereto, the parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties.  Nothing in this Section 17 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit C hereto).

18.                               Corporate Opportunity.  Executive shall submit to the Board all business, commercial and investment opportunities, or offers presented to Executive or of which Executive becomes aware at any time during the Employment Period which relate to the business of the Company or its Subsidiaries (“Corporate Opportunities”).  Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

19.                               Executive’s Cooperation.  During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  In the event the Company requires Executive’s cooperation in accordance with this Section 19, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

20.                               409A Provisions.  Notwithstanding any other provision herein:

(a)         The parties hereto intend that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

(b)         For all purposes of this Agreement, references herein to “termination,” “termination of the Employment Period,” “resignation” or other terms of similar import shall in each case mean a “separation from service” within the meaning of Section 409A.

(c)          For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(d)         In no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A, as determined by the Board of Directors in its sole discretion, be subject to offset unless otherwise permitted by Section 409A.

(e)          To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

GT ADVANCED TECHNOLOGIES INC.

By:	/s/ Hoil Kim
Name:	Hoil Kim
Its:	Vice President and General Counsel

/s/ Dan Squiller
Dan Squiller

[Signature page to Squiller Employment Agreement]

EXHIBIT A-1

Exhibit Intentionally Omitted.

A-1

EXHIBIT A-2

Exhibit Intentionally Omitted.

A-2

EXHIBIT B

Exhibit Intentionally Omitted

B-1

EXHIBIT C

Exhibit Intentionally Omitted

C-1